                                                                   EXHIBIT 99(a)
SELECTED FINANCIAL DATA

     The following financial data as of December 31, 2001 and 2000 and for the three years ended December 31, 2001 are an integral part of, and should be read in conjunction with, the consolidated financial statements and notes thereto. All other amounts have been prepared from the Company's financial records. Certain amounts below have been restated or reclassified (see Note 1). Information concerning significant trends in the financial condition and results of operations is contained in Management's Discussion & Analysis of Financial Condition and Results of Operations on pages 99(b)-1 through 99(b)-34 of this report.

                                          2001        2000        1999       1998       1997
                                        ---------   ---------   --------   --------   --------
                                                 (MILLIONS, EXCEPT PER-SHARE AMOUNTS)
Revenues(1)...........................  $10,873.4   $ 9,443.4   $6,480.2   $5,497.7   $6,633.6
Income from continuing
  operations(2).......................      794.3       925.4      321.5      206.9      396.4
Income (loss) from discontinued
  operations(3).......................   (1,272.0)     (401.1)    (165.3)     (79.8)      34.1
Extraordinary gain (loss)(4)..........         --          --       65.2       (4.8)     (79.1)
Diluted earnings (loss) per share:
  Income from continuing operations...       1.59        2.06        .72        .46        .91
  Income (loss) from discontinued
     operations.......................      (2.54)       (.89)      (.37)      (.18)       .08
  Extraordinary gain (loss)...........         --          --        .15       (.01)      (.18)
Total assets at December 31...........   38,906.2    34,776.6   21,682.1   17,900.2   15,802.6
Long-term debt at December 31.........    9,012.7     6,830.5    6,779.7    5,855.2    4,675.9
Preferred interests in consolidated
  subsidiaries at December 31.........      976.4       877.9      335.1      335.1         --
Williams obligated mandatorily
  redeemable preferred securities of
  Trust at December 31................         --       189.9      175.5         --         --
Stockholders' equity at December
  31(5)...............................    6,044.0     5,892.0    5,585.2    4,257.4    4,237.8
Cash dividends per common share.......        .68         .60        .60        .60        .54

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(1) See Note 1 for discussion of change in management of certain operations, previously conducted by Energy Marketing & Trading, that were transferred to Petroleum Services. The sales activity which was transferred was previously reported on a "net" basis and is now reported on a "gross" basis. Also in 1998, there was a change in the reporting of certain marketing activities from a "gross" basis to a "net" basis consistent with fair value accounting.

(2) See Note 4 for discussion of write-downs of certain Williams Communications Group, Inc. (WCG) related assets in 2001 and see Note 5 for discussion of asset sales, impairments and other accruals in 2001, 2000 and 1999. Income from continuing operations in 1997 includes a $66 million pre-tax gain on the sale of Williams' interest in the natural gas liquids and condensate reserves in the West Panhandle field in Texas.

(3) See Note 3 for the discussion of the 2001, 2000 and 1999 losses from discontinued operations. The income (loss) from discontinued operations for 1998 and 1997 relates to the operations of WCG, operations of Kern River Gas Transmission and the sale of the MAPCO coal business.

(4) See Note 7 for discussion of the 1999 extraordinary gain. The extraordinary loss for 1998 and 1997 relates to redemption of higher interest rate debt.

(5) See Note 2 for discussion of the 2001 issuance of common stock for the Barrett acquisition, Note 3 for discussion of the WCG spinoff and Note 16 for discussion of Williams' January 2001 common stock issuance. See Note 3 for discussion of the 1999 issuance of subsidiary's common stock.

                                     99(a)-1